Exhibit 10.1

SECOND BUSINESS FINANCING MODIFICATION AGREEMENT

This Second Business Financing Modification Agreement (this “Modification Agreement”) is entered into as of September 29, 2017, by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), and ADESTO TECHNOLOGIES CORPORATION, a Delaware corporation (“Borrower”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated as of July 7, 2016, by and between Borrower and Lender (as may be amended from time to time, including by that certain First Business Financing Modification Agreement dated as of December 30, 2016, the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.    DESCRIPTION OF CHANGE IN TERMS.

A.    Modifications to Business Financing Agreement and all Existing Documents:

(i)    Subsection (b) set forth in Section 1.4 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“(b)    Lender may, on a daily basis, apply the Collections deposited into the Collection Account to the outstanding Account Balance in such order and manner as Lender may determine. Lender has no duty to do any act. If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.”

(ii)    Subsection (a) set forth in Section 1.10 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“(a)    Term Loan. Subject to the terms and conditions of this Agreement, on the Second Business Financing Modification Agreement Effective Date, or as soon thereafter as all conditions precedent to the making thereof have been met, Lender hereby agrees to make a loan to Borrower in the principal amount of $12,000,000 (the “Term Loan”) which shall be used to refinance all indebtedness owing from Borrower to Bank under the existing Term Loan as of the Second Business Financing Modification Agreement Effective Date and for general working capital.”

(iii)    Subsection (c) set forth in Section 1.10 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“(c)    Repayment. Borrower shall make “interest only” payments on the outstanding principal amount of the Term Loan beginning on October 10, 2017 and on the 10th calendar day of each month thereafter. Borrower shall repay the Term Loan in (i) 36 equal monthly installments of principal, plus (ii) monthly payments of interest beginning on October 10, 2018, and on the 10th calendar day of each month thereafter, until the Term Loan Maturity Date. In any event, on the Term Loan Maturity Date, Borrower will repay the remaining principal balance plus any interest then due on the Term Loan.”

(iv)    Section 4.1 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations and not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing, such consent not to be unreasonably withheld.”

(v)    Section 4.10(f) and Section 4.10(g) of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows

“(f)    As soon as possible, but no later than 5 days after the 15th of each month and within 5 days after the end of each calendar month, a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding calendar week.

(g)    As soon as possible, but no later than 5 days after the 15th of each month and within 5 days after the end of each calendar month, a detailed aging of Borrower’s receivables by invoice or a summary aging by Account Debtor, payable aging, a credit memo/adjustments report, cash receipts journal, sales journal and such other matters as Lender may request as of the last day of the preceding calendar week.”

(vi)    Section 4.14 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“4.14    Maintain Borrower’s financial condition in accordance with either of the as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Ratios.    (i) Liquidity Ratio, measured monthly, not at any time less than 1.25 to 1.00, or (ii) Debt Service Coverage Ratio, measured quarterly on a trailing-4-quarter basis, not at any time less than 1.25 to 1:00; and

(b)     Performance-to-Plan. Revenue, measured quarterly, shall not negatively deviate more than 25% from the projections delivered in accordance with Section 4.9(e) of the Business Financing Agreement.”

(vii)    Section 5 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“5.    SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for (i) the sale of finished inventory in the Borrower’s usual course of business; (ii) the use, payment or transfer of cash for the purchase of goods and services in a manner not otherwise prohibited by the terms of this Agreements or the related documents and other uses, payments and transfers of cash that are not prohibited by the terms of this Agreement or any related document; (iii) sales or transfers of unneeded, worn out or obsolete Equipment; and (v) in connection with the granting of Permitted Liens and the making of Permitted Investments. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral. Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.”

(viii)    The following defined terms and their respective definitions are hereby added to Section 12.1 of the Business Financing Agreement to read as follows:

“Adjusted EBITDA” means net income before tax plus interest expense, depreciation expense and amortization expense, plus stock-based compensation.

“Debt Service Coverage Ratio” means the ratio of (i) Adjusted EBITDA minus the aggregate amount of unfinanced capital expenditures, to (ii) the sum of (a) all principal payments and interest expense that would be owed from Borrower to Lender if the Term Loan’s amortization, consisting of 36 equal monthly installments of principal, were to start on the Second Business Financing Agreement Effective Date, all measured on a trailing 4-quarter basis, plus (b) all principal payments and interest expense on any Indebtedness owing from Borrower to any other debt provider.

“Liquidity Ratio” means, for any applicable measuring period, the ratio of (i) the sum of the balance of unrestricted cash at Lender plus the lesser of (a) $4,250,000 and (b) Eligible Receivables minus such reserves as Lender, in its sole discretion, may reasonably deem proper and necessary from time to time, which shall initially be set at 25% of the Eligible Receivable Amount to (ii) all of the Obligations owing from Borrower to Lender; provided, however, that at all times after the termination or maturity of the Revolving Credit Line, the numerator, (i) as used in this definition, shall be the balance of unrestricted cash at Lender.

“Second Business Financing Modification Agreement Effective Date” means September 29, 2017.

“Qualified Foreign Debtor” means an Account Debtor that is (i) a foreign subsidiary of Arrow Electronics, Inc., Avnet, Inc., Flextronics, Jabil Circuit, or Xilinx, or (ii) Kei Kong Electronics, Ltd., S.A.S. Electronic Company, Frontier Silicon Ltd., or C.G. Development Ltd., but only so long as no more than 10% of such Account Debtor’s total outstanding accounts receivable balance has failed to pay within 60 days of invoice date.

(ix)    The following defined terms and their respective definition set forth in Section 12.1 of the Business Financing Agreement hereby are amended and restated in their entirety and replaced with the following:

“Advance Rate” means 60% or such greater or lesser percentage as Lender may from time to time establish in its sole but reasonable discretion upon notice to Borrower (including but not limited to the situation where Borrower’s 12 month dilution is greater than 5%).

“Borrowing Base” means at any time the sum of (i) the Eligible Receivable Amount multiplied by the Advance Rate minus (ii) such reserves as Lender, in its sole discretion, may reasonably deem proper and necessary from time to time.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment. Notwithstanding the foregoing:

(i)    The Collateral does not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for the election of directors or any other matter; (b) rights held under a license or lease that are not assignable by their terms without the consent of the licensor or lessor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); and (c) any interest of Borrower as a lessee under an equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Lender.

(ii)    The Collateral shall not include any copyrights, patents, trade secrets, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

“Credit Limit” means $5,000,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Facility Fee” means payment of a fee equal to $15,000 due on Second Business Financing Modification Agreement Effective Date, and $25,000 due on July 7, 2018 and on each anniversary thereafter.

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 0.25 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“Maturity Date” means July 7, 2019, or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Term Loan Maturity Date” means September 29, 2021.

“Term Loan Rate” means a per annum rate equal to the Prime Rate, plus (i) an additional 0.25 percentage points during any measuring period where the Liquidity Ratio is below 2x, and (ii) an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

(x)    The following defined term and its respective definition set forth in Section 12.1 of the Business Financing Agreement hereby is deleted in its entirety:

“Asset Coverage Ratio”

(xi)    Subsection (k) of the defined term “Eligible Receivable” set forth in Section 12.1 of the Business Financing Agreement hereby is amended and restated in its entirety to read as follows:

“(k)    The Account Debtor on the Receivable is not any person or entity located in a foreign country, other than Canada, unless the Account Debtor is a Qualified Foreign Debtor or is another foreign entity approved by Lender in its sole discretion on a case-by-case basis and provided that the aggregate amount of Advances made with respect to such Receivables shall not exceed $4,000,000 at any time.”

(xii)    Exhibit A (Compliance Certificate) to the Business Financing Agreement hereby is replaced with Exhibit A attached hereto.

3.    CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.    PAYMENT OF FACILITY FEE. Borrower shall pay Lender a fee in the amount of $15,000 (the “Facility Fee”), plus all out-of-pocket expenses not to exceed $10,000.

5.    NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Business Financing Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Business Financing Agreement, and/or Lender’s actions to exercise any remedy available under the Business Financing Agreement or otherwise.

6.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7.    REFERENCE PROVISION.

A.    In the event the Jury Trial waiver is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

B.    With the exception of the items specified in Section 7(c) below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

C.    The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

D.    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

E.    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

F.    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

G.    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

H.    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

I.    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

J.    THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

8.    CONDITIONS. The effectiveness of this Modification Agreement is conditioned upon (i) delivery of fully-executed copies of this Modification Agreement by each party hereto, (ii) delivery by Borrower to Lender of updated Resolutions to Borrower in the form provided by Lender, (iii) delivery of a UCC Financing Statement Amendment (Form UCC-3), (iv) delivery of a Reassignment and Release of Security Interest, (v) delivery of other filings, if any, as Bank determines are necessary to perfect all security interests granted to Bank by Borrower, and (vi) payment by Borrower to Lender of the Facility Fee as set forth in Section 4 hereof.

9.    CONDITION SUBSEQUENT.    By no later than 30 days after the Second Business Financing Modification Agreement Effective Date, Borrower shall provide evidence to Bank that ARTEMIS ACQUISITION LLC is in good standing in California.

10.    NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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COUNTERSIGNATURE. This Modification Agreement shall become effective only when executed by Lender, Borrower, and Guarantor.

BORROWER:		LENDER:

ADESTO TECHNOLOGIES CORPORATION		WESTERN ALLIANCE BANK

By:	/s/ Ron Shelton	By:	/s/ Christopher Hill
Name:	RON SHELTON	Name:	CHRISTOPHER HILL
Title:	CHIEF FINANCIAL OFFICER	Title:	SENIOR VICE PRESIDENT

Guarantor consents to the modifications to the Indebtedness pursuant to this Business Financing Modification Agreement, hereby ratifies the provisions of the Guaranty and confirms that all provisions of that document are in full force and effect.

GUARANTOR:

ARTEMIS ACQUISITION LLC

By: Adesto Technologies Corporation,

as sole member and manager of

Artemis Acquisition LLC

By:	/s/ Ron Shelton
Name:	RON SHELTON
Title:	CHIEF FINANCIAL OFFICER